EXHIBIT 10(l)

LEASE AGREEMENT
LESSOR:                        AUTOMATED PETROLEUM & ENERGY COMPANY, INC.
LESSEE:                  ON THE MOVE CORPORATION
LOCATION:                          125 North Combee Road, Lakeland, Florida 33801
THIS LEASE DOES NOT CREATE A FRANCHISE RELATIONSHIP AS THAT TERM IS DEFINED BY THE PETROLEUM MARKETING PRACTICES ACT, 15 U.S.C. Sec. 2801 et seq.
This Lease Agreement is made and entered into by and between AUTOMATED PETROLEUM & ENERGY COMPANY, INC., hereinafter called "Lessor", and ON THE MOVE CORPORATION, hereinafter called "Lessee". The parties hereby agree as follows:
ARTICLE 1.           PREMISES: In consideration of the mutual covenants herein contained. the Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, that certain Property hereinafter, called the "premises", situated in LAKELAND, County of POLK, State of Florida, and described as follows: 125 North Combee Road, Lakeland, Florida 33801.
Lessee's use of the Premises shall be limited to the operation of a service station and/or convenience store, which uses shall be limited to the sale of motor fuel, tires, batteries, automotive accessories, automobile repairs, and retail convenience store items as are typically sold in Florida. No other activities or business operations shall be conducted on or at the Premises unless Lessor shall have given its prior written consent thereto. Additionally, and without limiting the applicability of the foregoing restriction, Lessee agrees not to operate a rental truck or automobile business on the premises.
ARTICLE 2.           TERM:  The term of this Lease shall be FIVE (5) YEARS. Lessee has first right of refusal on TWO (2) FIVE (5) year lease option(s) at the end of the original term. Lease will commence September 1, 2015 and end on August 31, 2020.
This Lease shall automatically terminate at the end of the term. This Lease shall not be extended or renewed unless the parties mutually agree, in writing, to the extension or renewal hereof at least thirty (30) days prior to the expiration of the term of this Lease. This Lease shall automatically terminate upon the termination or expiration of any underlying lease from which the Lessor derives this right to use the premises, or upon the termination or expiration of Lessee's right to operate a retail motor fuel service station on the Premises, whether such right arises from a separate contract with Lessor or from a contract with any other entity. Additionally. if the location is operated under a franchise agreement, default under said franchise agreement will also be a default under this lease agreement.
The Lessor, upon prior written notice to Lessee that a default has occurred under either this Lease Agreement or the Contract of even date herewith between Lessor and Lessee and after first affording Lessee the right to cure such default within three (3) days, if a monetary default, and within thirty (30) days, if a non-monetary default, may terminate this Lease for cause, in which event the Lessee shall remain liable to the Lessor for the balance of the rent remaining for the term, which entire amount may be accelerated by the Lessor. "Cause" includes, but is not limited to:
(a)            Failure of the Lessee to comply with any of the provisions of this Lease.
(b)            The failure of the Lessee to make payment of any financial obligation owed by Lessee to Lessor, whether such obligations arise from this Lease or from any other contract or transaction between the parties.
(c)            Lessee's allowing the premises to be used as a meeting or gathering place for individuals whose activities may disturb the peace or create an unwholesome atmosphere detrimental to the operation on the premises.
(d)            Abandonment of the premises by the Lessee for a period of forty-eight (48) consecutive hours.

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The Lessor shall not be liable to the Lessee for any damages suffered by the Lessee as a result of the termination of this Lease pursuant to this section.
ARTICLE 3.          RENT:
(a)            The Lessee shall pay the Lessor as rent for the leased premises, the minimum annual sum of $57,375.00, plus sales tax and any other taxes or assessments which may hereafter be levied on rents by any governmental authority, payable without demand and without set off or deduction, except as expressly provided herein, in equal monthly installments of $  *  plus sales tax and any other taxes which may hereafter be levied on rents by any governmental authority, each in advance on the first (1st) day of the month commencing on September 1, 2015 and continuing thereafter until said total shall be paid. Monthly T & I payment will be $1,591.00. The T & I amount is subject to annual review based upon actual expenses. Amount may be subject to increasement or decreasement.
For purposes of this Clause, the term "CPI" shall mean the "Consumer Price Index for All Urban Consumers" published by the Bureau of Labor Statistics of the United States Department of Labor, for the United States, U.S. City Average for all Urban Areas, on the 1982-84=100 base, 12 month period adjustment or any renamed local index covering the United States or any other successor or substitute index appropriately adjusted.
(b)            If the Lessee defaults in the payment of any installment or rent hereunder, Lessee shall pay a "late fee'' of $25.00 after the third day, such installment is late and, additionally, such late installment shall bear interest at the rate of § % percent per annum from the day it is due until actually paid. In like manner, all other obligations, benefits, and monies which may become due to the Lessor from the Lessee under the terms hereof, or which are paid by the Lessor, because of the Lessee's default hereunder, shall bear interest at the rate of 8% percent per annum from the due date until paid, or, in the case of sums paid by the Lessor because or Lessee's default hereunder, from the date such payments are made by Lessor until the date the Lessor is reimbursed by the Lessee therefor. After the fifth day, Lessee will be put on credit hold until all funds are collected.
Any checks, drafts, or other transfers of funds from Lessee to Lessor, in fulfillment of any obligation created by this Lessee, which are returned or refused as "insufficient funds" or are otherwise uncollectable by Lessor, shall subject Lessee to a penalty of $50.00 or 5% of the uncollected amount, whichever is greater.
All rights and remedies of the Lessor under this Lease shall be cumulative, and none shall exclude any other right or remedy at law. Such rights and remedies may be exercised and enforced concurrently and whenever and as often as the occasion therefor arises.
ARTICLE 4.          HOLDING OVER-DOUBLE RENT: If Lessee holds over and continues in possession of the Premises, or any part thereof, without Lessor's permission after the expiration or termination of the Lease, Lessor may recover double the amount of the base rent and additional rent due for each day Lessee holds over and refuses to surrender possession. Such daily rent shall be computed by dividing the base rent for the last month of the Lease by 30, and adding thereto any additional rent due from Lessee during the period of holding over.
ARTICLE 5.           PROPERTY AND TANGIBLE PERSONAL PROPERTY TAXES:  The Lessee agrees to pay the Lessor the full amount of the Property and Tangible Personal Property Taxes, and all other taxes that are deemed necessary, due upon receipt of invoice from the Lessor. Additionally, Lessee agrees to file a return for the Tangible Personal Property Taxes for all items not on Lessors Tangible Tax return and pay amounts due.
ARTICLE 6.          ASSIGNMENT AND SUBLEASE:  The Lessee shall not assign this Lease. Lessee shall not sublet all or any portion of the leased premises without the prior written consent of the Lessor.
ARTICLE 7.          SECURITY DEPOSIT:  A security deposit shall be held by the Lessor as security for the full and faithful performance by the Lessee of the terms, conditions and covenants of this Lease. Said deposit to earn passbook savings while in Lessor's possession, provided, that all or any portion of that deposit is not used to pay bad or delinquent debts thereby negating any cumulative interest earned.

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The initial security deposit shall be $ N/A. The amount of security may be increased at any time by the Lessor, in its sole discretion, to any amount equal to at least two (2) month's rent, and gasoline receipts for a 7-day period (one week).
The Lessor may, but is not required to, appropriate and apply all or any portion or the security deposit for any or all of the following items including, but not limited to:
(a)            The payment of the overdue rent or other sums constituting rent hereunder. IT IS UNDERSTOOD AND AGREED THAT THE SECURITY DEPOSIT IS NOT TO BE CONSTRUED AS THE LAST PAYMENT OF RENT UNDER THIS LEASE.
(b)            Amounts necessary to effect repairs or maintenance that the Lessee has failed to make as required pursuant to the terms of this Lease.
(c)            Amounts reasonably necessary to put the premises in a clean condition, if the Lessee during the term of this Lease or on the termination thereof does not leave the leased premises in a reasonably clean condition.
(d)            Any amount necessary to insure the full and faithful performance by the Lessee of the terms, conditions, and covenants of this Lease.
(e)            Any amount owed by Lessee to Lessor on any obligation whatsoever of Lessee to Lessor.
The Lessor is not restricted to the security deposit as its damages in the event the Lessee defaults or fails to perform the terms, conditions, and covenants of this Lease.
If, during the term of this Lease the Lessor applies any portion of the security deposit for any of the items mentioned heretofore or hereafter, the Lessee shall immediately restore the security deposit to its original amount by paying said amount to the Lessor.
Lessor shall return to Lessee at the expiration of the term of this Lease, any refund due Lessee of Lessee's security deposit, in accordance with the following schedule: 25% of the security deposit owed will be returned within thirty (30) days of expiration if Lessee bas paid all obligations owed to Lessor: the remaining 75% of the security deposit owed will be returned within 120 days of expiration if Lessee has paid all obligations owed to Lessor. Lessor may, at its option, refund Lessee's security balance more quickly if Lessor deems itself adequately protected as to Lessee's contingent obligations to Lessor, including unpaid utility bills.
ARTICLE 8.          UTILITIES AND REPAIRS: The Lessee shall be responsible for all utilities and the timely payment of all bills and deposits therefor.
The Lessee agrees to keep the leased premises in good order and repair. The repair and maintenance obligations of the Lessee shall include, but not be limited to, the following:
(a)            All driveways, parking and motor fuel islands, dispensers and pumps, and other equipment shall be maintained in a clean and orderly condition. All driveways, parking and motor fuel islands will be pressure washed at least once every 60 days. If pressure washing is not performed, Lessor will bill Lessee for the amount reasonably necessary to put premises in clean condition. No vehicles or equipment shall be placed or stored on the premises, which are not directly associated with the service station operations.
(b)            Lessee acknowledges that all equipment, including, but not limited to tanks, canopy, pumps, signs, walk-in cooler, cooler doors and compressor installed upon the Leased Premises as of the Commencement Date are the property of the Lessor. Any shelving, cash registers or other sales equipment installed upon the Leased Premises after the Commencement Date by and at the expense of the Lessee, shall remain the property of the Lessee, and Lessee shall have the right to remove same, provided it is not in default in the performance of any of its covenants hereunder and subject to the obligations of the Lessee to protect and repair the Leased Premises. The interior and exterior of all improvements on the premises, as well as all equipment located thereon, shall periodically receive touch up repainting so as to maintain a newly painted appearance.

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(c)            All motor fuel dispensing islands, and all curbing around such islands and around the service station building, are to be kept in a newly painted condition at all times. Lessor will supply paint in reasonable quantities for this purpose.
(d)            Motor vehicle service bays shall be maintained in a clean and orderly condition, and at the close of each business day, all trash shall be removed therefrom, all spilled lubricants shall be cleaned up and all tools and equipment shall be returned to their respective storage areas.
(e)            All lawns and shrubs shall be watered, trimmed and fertilized in accordance with normal, good landscaping husbandry practices so as to maintain the proper health and appearance thereof.
(f)            All store equipment maintenance, repair and replacement, i.e. cooler, air conditioning, cash register, lighting, electrical work, etc. will be the Lessee's responsibility, including but not limited to theft and lightning damage.
(g)            Lessee shall be responsible for maintaining the restrooms in a clean and orderly condition, to include paper towels, soap and plumbing fixtures.
(h)            Upon termination of this Lease, the Lessee shall deliver up the subject premises and related equipment to the Lessor in the same condition that it was in upon the commencement of operations under this Lease, ordinary wear and tear expected. Lessee hereby acknowledges that the premises are in good condition and repair at the outset of this Lease with the exception of those items as to which Lessee has notified Lessor within 48 hours of the execution of this Lease.
(i)            If location has a car wash, Lessee shall be responsible for all car wash unit repairs and maintenance, including wax and soap and any other chemicals necessary for proper operation. Lessee will also make all payments if car wash is either leased or purchased from Lessor or any other third party.
(j)            The Lessee must supply and be responsible for a mechanical or electronic card imprinter, as required by Lessor, for the acceptance of credit card payments. Currently POS equipment rent per month is $300.00, plus tax. and the network fee per month is $225.00. The rental amount is subject to review periodically based on actual expenses, which may increase or decrease the monthly amount.
(k)            The Lessee must supply and immediately replace all light bulbs and ballasts inside and outside, including I.D. and gasoline price signs at the location, as required to keep location well lighted at all times.
(l)            Lessee is responsible to repair and maintain the underground storage tanks, dispensers and/or pumps, console and the roof, by Contractor of Lessors designation.
(m)            The Lessee shall be responsible for weekly restroom sanitizing service.
(n)            Lessee shall be responsible to maintain and/or repair all plumbing, piping, lift stations, drainfields, and any and all equipment relating to the proper operation of the septic or sewer system.
(o)            Lessee will provide, maintain and give remote access to a security video system, which, in addition to typical store camera layout, shall have the ability to video the complete tank farm and all fuel islands, including any remote fuel islands on the premises.
(p)            All repairs and maintenance to be performed when needed and timely, or whenever Lessor deems they are necessary. Any items not specifically referred to within this Lease will be the Lessee's responsibility unless an agreement is reached in advance among the parties. If Lessee does not do the necessary repairs as stated above, Lessor may, at his option, initiate such repairs and charge Lessee.

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ARTICLE 9.         ALTERATIONS, IMPROVEMENTS, AND FIXTURES:  The Lessee shall not alter or improve the leased premises without the prior written consent of the Lessor, and any and all alterations, additions, improvements, or fixtures made or placed in or on said premises shall on expiration, or upon sooner termination of this Lease, belong to the Lessor without compensation to the Lessee.
ARTICLE 10.      WASTE AND NUISANCE:  The Lessee shall not commit, or suffer to be committed, any waste on the leased premises, nor shall he maintain, commit, or permit the maintenance or commission of any nuisance on the leased premises.
ARTICLE 11.       INSURANCE:  The Lessee agrees to secure from an insurance company acceptable to Lessor, and maintain during the entire term of this Lease, the following insurance coverage:
(a)            Lessee shall purchase comprehensive general public liability and garage keeper liability insurance covering the Premises and Lessee's operations thereon, (including liability for the operation or damage to vehicles in Lessee's care, custody or control) where applicable, products liability and contractual liability with minimum bodily injury limits of $1,000,000.00 for each occurrence and a minimum property damage, including theft, limit of $250,000.00 for each occurrence and a minimum of $45,000.00 garagekeepers coverage where applicable, ($25,000.00 garagekeepers coverage for car wash only locations) and $200,000.00 fire/legal liability/damage to rented premises coverage. Lessee shall also purchase worker's compensation insurance to cover Lessee's employees, and if alcoholic beverages are sold at the location purchase and maintain during the entire term of this Lease, liquor liability insurance in the amount of $1,000,000.00.
The above insurance shall name Lessor and Central Florida Petroleum, LLC, hereinafter called the "Property Owner" as co-insureds or additional insureds and will be primary as to any other existing, valid and collectible insurance. Lessee shall provide Lessor with proof of such insurance coverage by way of insurance certificate at the beginning term of this Lease and shall immediately notify Lessor of any change in insurance coverage. Such certificates shall provide that the coverage cannot be cancelled without at least twenty (20) days prior written notice to the Lessor, who shall be named on the finance agreement as additional puny for cancellation notification. The foregoing is minimum insurance requirements only and may or may not adequately meet the entire insurance needs of Lessee. Any sub lessee shall name the Lessor as additional insured, maintain minimum liability listed above and carry workers compensation.
Lessee agrees to defend, indemnify and hold Lessor and Property Owner harmless from any and all claims, demands, suits, actions, judgments and recoveries for or on account of damage to the property or injury or death to the person of Lessee. Lessee's employees, servants, agents, licensees, invitees or other persons, firms or corporations caused by or due to the condition of the Premises; or by or due to the operation of all business activities conducted on this Premises, unless such losses, damages or injuries are proximately caused by the negligent act or omission of Lessor, Lessor's agents or employees, Property Owner, or Property Owner's agents or employees. Lessee's duty to indemnify Lessor and Property Owner extends to any and all legal expenses, including attorney's fees and the costs of legal assistants, incurred by Lessor and Property Owner as a result of acts or omissions of Lessee, Lessee's agents or employees. This obligation shall be in addition to Lessee's insurance obligations as set forth above. These obligations created hereunder shall survive the Lease and remain in force after the expiration, termination or non-renewal of this Lease.
(b)            Additional insurance coverage as follows; Glass coverage insurance.
(c)            In addition, Lessee will be billed the locations' share of Lessor's Umbrella Insurance policy, Property, Pollution Liability and Flood Insurance plus all others that may be deemed necessary.
(d)            On each anniversary of a multi-year Lease, renewals with Lessor listed as additional insured shall be provided to Lessor.
(e)            By his/her/their execution hereof, Lessee acknowledges that he/she/it is liable to the Lessor for all damages the Lessor and/or the Property Owner sustain as a consequence of the Lessee's failure to comply with the obligation to maintain all of the above referenced coverages in full force and effect, including all out of pocket payments and deductibles Lessor or Property Owner may suffer or be forced to incur as a consequence thereof.

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ARTICLE 12.       INDEMNITY CLAUSE: Lessee will defend, save harmless and indemnify the Lessor from and against all claims, demands, suits, actions, losses, liability, or expense that may be incurred by reason of any accident, or from any damage, neglect, or misadventure arising on the premises, unless such loss is caused by the neglect of Lessor. This obligation shall be in addition to the insurance obligations of Lessee set forth above.
ARTICLE 13.        SIGNS: No signs or advertisements shall be permitted on the premises at any time without the express advance written consent of the Lessor.
ARTICLE 14.        BUSINESS PROCEDURES: The Lessee shall be responsible for employing, paying and supervising the employees who will conduct the operations on the premises and he shall be responsible for paying the wages of said personnel and maintaining all applicable federal state and local taxes, withholdings or assessments associated with these employment relationships, as well as all sales taxes applicable to the retail sales made by the Lessee on the premises. The Lessee shall be responsible for achieving compliance with all federal, state, and local laws and regulations applicable to the use and operation of the premises and business thereon.
The Lessee shall be financially responsible to the Lessor for any and all damages to the premises and any equipment located on the premises, which is tile result of negligence on the part of the Lessee, his servants, agents or employees.
ARTICLE 15.        HOURS OF OPERATIONS:  In order to ensure the continued retail value of the Premises. Lessee agrees that, during the term of this Lease, the Lessee shall maintain the following minimum hours of operation on each day of the year.
	OPERATING TIME	CLOSING TIME

Monday – Saturday	N/A	N/A

Sunday	N/A	N/A

ARTICLE 16.       WRECKED OR ABANDONED VEHICLES:  The Lessee shall not store or permit to be stored or kept on the premises any wrecked, unregistered, or abandoned vehicle without the express written consent of the Lessor.
ARTICLE 17.       RESERVATIONS OF LESSOR: The Lessor hereby expressly reserves his right to possession and control of the underground storage tanks and all pumps and dispensers on the premises, and does not lease the same to the Lessee hereunder. Lessor also expressly reserves his right to possession of all fuel in the storage tanks of Lessor, and shall decide whether to dispense said fuel or not, based on whether all monies due Lessor have been paid.
ARTICLE 18.       DESTRUCTION OF PREMISES:  In the event that the premises are totally or partially destroyed, which destruction is not the result of any action by the Lessee, the Lessor shall not be required to repair or rebuild the premises unless the Lessor, at his option, decides to do so. If the premises are partially or totally destroyed, the Lessor at its option may terminate this Lease.
ARTICLE 19.       REPRESENTATIONS:  Lessee agrees that in taking this Lease, they are governed by their own inspection of the premises and their own judgment of their desirability for its purposes, and has not been governed or influenced by any representation of Lessor as to the condition and character of the building upon the premises, or as to the earning capacity thereof; that no agreements, stipulations, reservations, exceptions, or conditions whatsoever have been made or entered into in regard to said premises or this Lease, which will in any way vary, contradict or impair the validity of this Lease or of any of its terms and conditions, and that no modification of this Lease shall be binding unless it be in writing and executed and acknowledged in due form for recording by all of the parties hereto. Furthermore, Lessee takes this Lease and the demised premises subject to all recorded easements and restrictions affecting the occupation and 1ease thereof, and subject to all statutes, ordinances and regulations of competent governmental authority affecting the occupancy and use thereof, the construction and maintenance of improvements thereon, and the businesses and occupations to be engaged in by Lessee, in force now and subsequently during the term of this Lease.

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ARTICLE 20.       EMINENT DOMAIN: The lessee does hereby covenant for himself, his executors, administrators and assigns, that in the event that the premises hereby demised, or any part thereof, shall be taken by virtue of condemnation proceedings, the said Lessee, his executors, administrators or assigns, shall have no claim against the said Lessor, his heirs, executors, administrators or assigns, or be entitled to any portion of the amount that may be awarded in said proceedings; and the said Lessee, his executors, administrators and assigns, does hereby assign to the said Lessor, his heirs, executors, administrators and assigns, all and any right to damage, if any, by virtue of said proceedings, including, but not limited to, severance and business damages.
ARTICLE 21.       MISCELLANEOUS:
(a)            All notices provided to be given under this Lease shall be given by certified mail or registered mail, addressed to the proper party, at the following address:
LESSOR:  AUTOMATED PETROLEUM & ENERGY CO., INC.
1201 Oakfield Drive, Ste 109, Brandon, Florida 33511

LESSEE:  ON THE MOVE CORPORATION
12355 Hagen Ranch Road, Ste 60-t, Boynton Bench, Florida 33437

(b)            This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns when permitted by this Lease Agreement.
(c)            Lessee waives the right to any set off against Lessor of any rent owed Lessor in any event of dispute as to any obligation of Lessor to Lessee.
(d)            This Lease Agreement shall be construed under and in accordance with the laws of the State of Florida. If an action is brought by either party on this Lease Agreement, the parties agree and hereby stipulate that venue shall be in Hillsborough County, Florida.
(e)            In case any one or more of the provisions contained in this Lease Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Lease shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
(f)            Time is of the essence of this Lease Agreement.
(g)            As used herein, the masculine gender includes the female and neuter genders and vice versa, where appropriate. The singular includes the plural and the plural includes the singular where appropriate.
(h)            Any captions set forth in the Lease Agreement are for the convenience of indexing only and shall not be considered as part of this Lease Agreement or in any way limit or amplify its terms.
(i)            Notice shall be deemed given when mailed, postage prepaid to the party at his address listed heretofore in this Lease Agreement.
(j)            If the Lessee fails to perform any of the terms, conditions, or covenants herein or heretofore contained, such partial breach shall be considered a total breach even though all other terms, conditions and covenants have been performed.

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(k)            The parties represent to each other that each has had independent legal advice by counsel of his own selection in entering into this Lease Agreement or has knowingly waived that right.
(l)            The word "LESSEE", includes, but is not limited to, the Lessee and his agents, employees, and assistants, where appropriate.
(m)            To insure full performance by the Lessee, the Lessee agrees to and hereby grants to the Lessor, a security interest in and to all of the Lessee's personal property located on the business premises. Further, the Lessee agrees to execute any and all documents necessary to affect the security interest and lien created thereby, including State of Florida UCC-1 Financial Statements. Lessee shall pay all expenses associated with filing and recording such documents with the appropriate governmental authorities.
ARTICLE 22.       PAYPHONES:  Payphones at the location will be controlled by Lessor as to vendor, inside or outside location, and number of units. Lessor will pay Lessee a commission of N/A of the revenue monthly after monies are collected from the vendor.
ARTICLE 23.        ATM MACHINES:  Lessor will pay Lessee a commission of N/A of revenue after monies are collected from the vendor.
ARTICLE 24.       AIR-VAC MACHINES: Lessor will pay Lessee a commission of N/A of revenue after monies are collected from the vendor. Lessee will be responsible for any taxes, including but not limited to, state sales tax. Lessor will provide Lessee a monthly sales report stating the amount of sales tax due.
ARTICLE 25.       FINANCIAL INFORMATION: Upon request by Lessor, Lessee will supply Lessor with any financial information such as profit and Joss statements or income statements concerning the location listed in this Lease.
ARTICLE 26.        COMPLIANCE WITH GOVERNMENTAL REGULATIONS: Lessee shall, at their sole cost and expense, comply with all of the requirements of ail Municipal, State and Federal Authorities now in force, or which may hereafter be in force, pertaining to the use of said premises, and shall faithfully observe in the use of the premises all Municipal ordinances and State and Federal Statutes now in force or which may hereafter be in force. The judgment of any court of competent jurisdiction, or the admission of Lessee in any action or proceeding against Lessee, whether Lessor be a party thereto or not, that Lessee has violated any such ordinance or statute in the use of the premises, shall be conclusive of that fact between Lessor and Lessee.
ARTICLE 27.       ADA: Lessee, at its sole cost and expense, shall be responsible for complying with all application provisions, if any, of the Americans with Disabilities Act of 1990 (the "ADA") relating to: (a) the physical condition of the Premises, (b) Lessee's policies and the operation of its business from the Premises, and (c) Lessee's employment and employment-related practices. Lessor shall have no responsibility whatsoever for compliance with the ADA within the Premises during the Term of this Lease and Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees, in connection with or resulting from compliance or non-compliance with the ADA.
ARTICLE 28.        INVENTORY ANALYSIS EQUIPMENT, MAINTENANCE, AND NETWORK FEES: Lessee shall remain financially responsible for any network fees associated with the analysis of fuel data as well as providing DSL service to access said information. Analysis may include fuel inventory, price surveys, or any other polled or manually generated statistical data from the site. Lessee must, at their sole cost and expense, have a personal computer at the location and maintain such for access to emails and pricing information.

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ARTICLE 29.       LEASE SUBORDINATION/MORTGAGEE NON-DISTURBANCE: The rights of Lessee under this Lease shall be subordinate to all existing and future mortgages, provided, however, that with respect to any existing and future mortgages, this subordination is subject to the subsequent agreement by the mortgagee that it will not disturb the Lessee's right to occupy the Premises hereunder so long as Lessee fully performs all of its obligations herein. Lessee shall, at the request of such mortgagee, execute documents reasonably requested by Lessor or any mortgagee, which confirms the subordination on the terms set forth above, in a form acceptable to Lessor and mortgagee, and shall deliver the documents to Lessor within ten (10) days after receipt. All rental payments made after the Lessor's default on any mortgage shall be made by Lessee to the mortgagee and shall be applied against the debt secured by the mortgage.
EXECUTED ON THIS 10TH DAY OF SEPTEMBER 2015.

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